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Exhibit 5.1

March 12, 2020

WPX Energy, Inc.
3500 One Williams Center
Tulsa, Oklahoma 74172

Re: WPX Energy, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        I, Stephen E. Brilz, am Vice President and Corporate Secretary of WPX Energy, Inc., a Delaware corporation (the "Company"). As such, I have acted as the Company's counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), including the prospectus therein (the "Prospectus") relating to the registration thereunder of 152,963,671 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issued under the terms of that certain Securities Purchase Agreement, dated as of December 15, 2019, between the Company and Felix Investments Holdings II, LLC, a Delaware limited liability company (the "Purchase Agreement").

        In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company (including all amendments thereto); (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the Prospectus; (v) the form of Specimen Common Stock Certificate of the Company; (vi) the Purchase Agreement; and (vii) such corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competence of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate upon statements and representations of officers and other representatives of the Company and others. I have assumed that, at any times shares of Common Stock are sold pursuant to the Registration Statement, the Registration Statement and any supplements or amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws, and that all such shares of Common Stock will be sold in a manner stated in the Registration Statement and any applicable prospectus supplement.

        Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

        I am a member of the State Bar of Oklahoma and the opinion expressed above is limited in all respects to the laws of the State of Oklahoma and the General Corporation Law of the State of Delaware, each as in effect on the date hereof. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus. In giving such consent I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ STEPHEN E. BRILZ Stephen E. Brilz Vice President and Corporate Secretary

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  Exhibit 5.1